                                                               Filed Pursuant to
                                                          Rule 424(b)(3) and (c)
                                                              File No. 333-50505


                 PROSPECTUS SUPPLEMENT NO. 1 DATED MAY 12, 1998
                         TO PROSPECTUS DATED MAY 4, 1998

                                     AVIRON
                                  $100,000,000
                 5 3/4% Convertible Subordinated Notes due 2005
                                       and
             Shares of Common Stock Issuable Upon Conversion thereof

        This Prospectus Supplement should be read in conjunction with the Prospectus dated May 4, 1998 (the "Prospectus"). The table on pages 45 and 46 of the Prospectus setting forth information concerning the Selling Securityholders is superseded by the following table:

                             SELLING SECURITYHOLDERS

        The following table sets forth the names of the Selling Securityholders, the number of shares of Common Stock owned by each of them as of the date of this supplement and the principal amount of Notes and number of Conversion Shares which may be offered pursuant to this Prospectus. The information is based upon information provided by or on behalf of the Selling Securityholders. The Selling Securityholders may offer all, some or none of their Notes or Conversion Shares.


                                  PRINCIPAL        PRINCIPAL
                                  AMOUNT OF        AMOUNT OF
                                 NOTES OWNED        NOTES         COMMON STOCK     COMMON STOCK
                                  PRIOR TO         OFFERED        OWNED PRIOR TO      OFFERED
            NAME                 OFFERING(1)       HEREBY         OFFERING(1)(2)      HEREBY
            ----                 -----------       --------       --------------    ----------
Alexandra Global Investment      $2,000,000       $2,000,000          70,716              0
Fund I, Inc.

Argent Classic Convertible        1,000,000        1,000,000               0              0
Arbitrage Fund L.P.

Argent Classic Convertible        2,000,000        2,000,000               0              0
Arbitrage Fund (Bermuda) L.P.

BancAmerica Robertson             1,250,000        1,250,000               0              0
Stephens

BT Holdings (New York), Inc.      1,000,000        1,000,000               0              0

Chrysler Corporation Master       2,630,000        2,630,000               0              0
Retirement Trust

Declaration of Trust for the        800,000          800,000               0              0
Defined Benefit Plans of ICI
American Holdings Inc.




                                       1.


                                  PRINCIPAL       PRINCIPAL
                                  AMOUNT OF       AMOUNT OF
                                 NOTES OWNED        NOTES          COMMON STOCK    COMMON STOCK
                                  PRIOR TO         OFFERED        OWNED PRIOR TO      OFFERED
            NAME                 OFFERING(1)       HEREBY         OFFERING(1)(2)      HEREBY
            ----                 -----------      --------        ---------------    --------
Declaration of Trust for the         500,000          500,000               0              0
Defined Benefit Plans of
ZENECA Holdings Inc.

Delaware PERS                        720,000          720,000               0              0

Delaware State Employees'          2,850,000        2,850,000               0              0
Retirement Fund

Donaldson, Lufkin & Jenrette       5,575,000        5,575,000               0              0
Securities Corporation

Fidelity Financial Trust
Fidelity Convertible Securities   11,800,000       11,800,000               0              0

Forest Alternative                    60,000           60,000               0              0
Strategies Fund II Series
A-5I

Forest Alternative                 1,175,000        1,175,000               0              0
Strategies Fund II LP Series
A-5

Forest Alternative                    30,000           30,000               0              0
Strategies Fund II LP Series
A-5M

Forest Alternative                   135,000          135,000               0              0
Strategies Fund Series B-3

Forest Global Convertible          1,175,000        1,175,000               0              0
Fund Series A-5

Forest Global Convertible            100,000          100,000               0              0
Fund Series B-1

Forest Global Convertible             75,000           75,000               0              0
Fund Series B-2

Forest Global Convertible             50,000           50,000               0              0
Fund Series B-3

Forest Global Convertible             75,000           75,000               0              0
Fund Series B-5

Forest Greyhound                     100,000          100,000               0              0

Fox Family Foundation                 55,000           55,000               0              0
10/10/87

Fox Family Portfolio                 200,000          200,000               0              0
Partnership

Forest Performance Fund               75,000           75,000               0              0

Heritage Series Trust Small        1,000,000        1,000,000         100,000              0
Cap Stock Fund

ICI American Holdings                310,000          310,000               0              0

JMG Convertible Investments,         500,000          500,000               0              0
L.P.

Lincoln National Convertible       2,040,000        2,040,000               0              0
Securities Fund

LLT Limited                           45,000           45,000               0              0

MainStay Convertible Fund          3,000,000        3,000,000          68,800              0



                                       2.

                                  PRINCIPAL        PRINCIPAL
                                  AMOUNT OF        AMOUNT OF
                                 NOTES OWNED        NOTES         COMMON STOCK      COMMON STOCK
                                  PRIOR TO         OFFERED        OWNED PRIOR TO      OFFERED
            NAME                 OFFERING(1)       HEREBY         OFFERING(1)(2)      HEREBY
            ----                 -----------      --------       ----------------    ----------

Nalco Chemical Company              160,000          160,000               0              0

Northwestern Mutual Life          2,000,000        2,000,000               0              0
Insurance Company

OCM Convertible Limited             150,000          150,000               0              0
Partnership

OCM Convertible Trust             3,645,000        3,645,000               0              0

Pacific Life Insurance            3,000,000        3,000,000               0              0
Company

Paloma Securities L.L.C.          1,200,000        1,200,000               0              0

Partner Reinsurance Company,        375,000          375,000               0              0
Ltd.

Silverton International Fund        800,000          800,000               0              0
Limited

Societe Generale Securities       6,500,000        6,500,000               0              0
Corp.

State Employees' Retirement         820,000          820,000               0              0
Fund of the State of Delaware

State of Connecticut              3,120,000        3,120,000               0              0
Combined Investment Funds

Thermo Eletron Balanced             850,000          850,000               0              0
Investment Fund

Triton Capital Investments,         500,000          500,000               0              0
Ltd.

Vanguard Convertible              2,260,000        2,260,000               0              0
Securities Fund, Inc.

Walker Art Center                   265,000          265,000               0              0

Weirton Trust                       695,000          695,000               0              0

Zeneca Holdings Trust               310,000          310,000               0              0
                                -----------      -----------     -----------    -----------

TOTAL                           $68,975,000      $68,975,000         239,516              0
                                ===========      ===========     ===========    ===========

---------------
(1) Beneficial ownership is determined in accordance with the Rule of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares on Common Stock shown as beneficially owned by them.

(2) Includes Conversion Shares based on a conversion price of $30.904 per share and a cash payment in lieu of any fractional interest.



                                       3.

     Because the Selling Securityholders may offer all or some of the Notes that they hold and/or Conversion Shares pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Notes or Conversion Shares by the Selling Securityholders, no estimate can be given as to the principal amount of Notes or Conversion of Shares that will be held by the Selling Securityholders after completion of this offering.



                                       4.